Exhibit 99.1

GeoVax Reports 2022 Third Quarter

Financial Results and Provides Corporate Update

Phase 2 Clinical Trials Advance for COVID-19 and Immuno-Oncology

Company Secures Rights to NIH-MVA for Protection Against Monkeypox and Smallpox

ATLANTA, GA, November 9, 2022 – GeoVax Labs, Inc. (Nasdaq: GOVX), a biotechnology company developing immunotherapies and vaccines against cancers and infectious diseases, today announced its financial results for the third quarter ended September 30, 2022.

GeoVax’s management will host a live conference call and webcast at 4:30 p.m. EST on Wednesday, November 9, 2022, to provide a general business update and discuss financial results. Further details are provided below.

THIRD QUARTER 2022 DEVELOPMENTS & PROGRESS

“Our unwavering focus is on the advancement of our GEO-CM04S1 and Gedeptin® clinical programs. To that end, we are expanding to additional clinical sites and accelerating patient enrollment for both programs,” said David Dodd, GeoVax’s Chairman and CEO. “We are also delighted that we have secured rights to the NIH-MVA for further development and commercial use against Monkeypox (MPX) and Smallpox (SPX) viruses, which provides a compelling opportunity to leverage our MVA-based vaccine expertise and help expand the global public health supply options available for this ongoing worldwide public health threat. Our successful financing activities during the year provide us with adequate resources to advance these programs, including the production of additional drug product for use in these clinical trials. We are also now well-positioned to advance the preclinical studies for our GEO-CM02 pan-coronavirus vaccine candidate and our MVA-VLP-MUC1 cancer immunotherapy program to further solidify our promising pipeline of human vaccines and immunotherapies.”

CORONAVIRUS VACCINES

GeoVax has been focused on advancing its two Phase 2 clinical studies of GEO-CM04S1 against COVID-19, one as a primary vaccine for immunocompromised cancer patients, in direct comparison to the Pfizer mRNA vaccine (NCT04977024), and the second as a booster for healthy patients who have previously received either the Pfizer or Moderna vaccine as their initial inoculation (NCT04639466). During the November 9th Corporate Update call, GeoVax will provide a progress report on study expansion developments.

Earlier this year, data from a Phase 1 study of GEO-CM04S1 were published in the The Lancet Microbe. This peer-reviewed publication (accessible here) reports data showing that GEO-CM04S1 produced robust neutralizing antibodies and T cells against SARS-CoV-2 with no significant side effects. These data confirm the powerful dual action of the GeoVax vaccine, an important feature given the multiple spike antigen mutations, leading to variants of concern and inconsistent protection from existing FDA-approved vaccines. Should a new mutation arise in the spike antigen that interferes with antibody recognition, a person vaccinated with GEO-CM04S1 may still have substantial T-cell immunity against both the nucleocapsid and spike antigens.

In July, additional analyses of data from the Phase 1 study of GEO-CM04S1 published in the peer-reviewed journal, iScience (accessible here) show that GEO-CM04S1 demonstrated potent and equivalent T-cell cross-reactivity against Delta and Omicron variants. These findings suggest that T-cell immunity stimulated by GEO-CM04S1 may constitute a critical second line of defense to provide long-term protection against SARS-CoV-2 variants. Further details and potential implications of these findings will also be discussed on the November 9th update call.

Building on earlier findings, during the third quarter GeoVax also initiated new preclinical studies of its pan-coronavirus vaccine candidate (GEO-CM02) to prepare for an Investigational New Drug (IND) application and subsequent human clinical trials as a potential single-dose universal coronavirus vaccine.

IMMUNO-ONCOLOGY DEVELOPMENTS

A Phase 1/2 trial (NCT03754933) evaluating the safety and efficacy of repeat cycles of Gedeptin® therapy in patients with recurrent head and neck squamous cell carcinoma (HNSCC) has broadened from a single site at Stanford University to additional sites at Emory University and Thomas Jefferson University. Funded in part by the US Food & Drug Administration under its Orphan Products Clinical Trials Grants Program, the trial will guide the design of a larger study that also may involve patients with other anatomically accessible oral and pharyngeal cancers, including cancers of the lip, tongue, gum, floor of mouth, salivary gland and other oral cavities.

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To further evaluate the Company’s additional immunotherapy candidate for solid tumors (MVA-VLP-MUC1), GeoVax recently began a preclinical study with Dr. Pinku Mukherjee at the University of North Carolina at Charlotte, to define the optimal course and schedule of vaccination for incorporation into a Phase 1 clinical protocol.

HEMORRHAGIC FEVER VIRUS VACCINES

In July 2022, GeoVax announced the publication of a peer-reviewed animal efficacy study of its modified vaccinia Ankara (MVA) vectored vaccine against Sudan ebolavirus (SUDV) in Nature Partner Journals (NPJ) Vaccines (accessible here). The anticipated final stage of preclinical testing involving nonhuman primates has recently been completed and results are expected to be discussed during upcoming scientific conferences during the fourth quarter of this year.

MODIFIED VACCINIA ANKARA (MVA) & MONKEYPOX

MVA is the vaccine vector utilized by GeoVax in a number of its vaccine candidates, including those for COVID-19, various hemorrhagic fever viruses, the GeoVax MVA-VLP-MUC1 cancer immunotherapy and others. Importantly, MVA is also the vaccine used and stockpiled for immunization against the MPX and SPX viruses.

In response to the global need to address the continued emerging threat from MPX and the unique opportunity offered by MVA-based vaccines, GeoVax recently secured rights from the NIH covering preclinical, clinical and commercial uses of the NIH-MVA against MPX or SPX viruses. The Company is now evaluating development and regulatory pathways towards expanding the public health options available to reduce and manage the risk of MPX worldwide.

GeoVax previously demonstrated that an experimental HIV vaccine, utilizing NIH-MVA as the vaccine vector, protected non-human primates challenged with a lethal dose of the MPX virus three years post vaccination (publication accessible here). In August 2022, the City of Hope team, which originally developed GEO-CM04S1, published results demonstrating that both their proprietary sMVA (synthetic MVA) and GEO-CM04S1, which utilizes sMVA as the vaccine vector, (referred to as “COH04S1” in the publication, accessible here) elicited robust orthopoxvirus-specific binding and neutralizing antibody responses. They also reported that healthy adults, vaccinated with COH04S1 at different dose levels, developed robust orthopoxvirus-specific humoral and cellular immune responses that are durable for over six months post-vaccination. The authors conclude that “COH04S1 and sMVA represent unique vaccine candidates to control the unforeseen global MPXV outbreak.”

FINANCIAL REVIEW

GeoVax reported a net loss of $3,968,102 ($0.17 per share) for the three months ended September 30, 2022, compared to a net loss of $1,950,503 ($0.31 per share) for the same period in 2021. For the nine months ended September 30, 2022, the Company’s net loss was $8,637,316 ($0.63 per share) as compared to a net loss of $4,827,314 ($0.80 per share) in 2021.

Research and development expenses were $2,721,196 and $5,358,917 for the three-month and nine-month periods of 2022, respectively, as compared to $1,224,362 and $2,659,980 for the comparable periods of 2021, with the increases primarily due to higher personnel and consulting costs, costs of conducting clinical trials for GEO-CM04S1 and Gedeptin and costs of manufacturing materials for use in clinical trials.

General and administrative expenses were $1,249,337 and $3,363,672 for the three-month and nine-month periods of 2022, respectively, as compared to $757,432 and $2,562,541 for the comparable periods of 2021, with the increases primarily attributable to higher personnel costs and consulting costs, patent costs, investor relations costs and travel costs, all associated with a generally higher level of activity during 2022.

GeoVax reported cash balances of $34.7 million on September 30, 2022, as compared to $11.4 million on December 31, 2021. Contributing to the increase in cash balances during the nine-month period were aggregate net proceeds of $27.7 million from sales of our common stock and warrants during January and May, and $7.6 million from the exercise of warrants during August.

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Summarized financial information is attached. Further information is included in the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

CONFERENCE CALL

Management will host a conference call, scheduled to begin at 4:30 p.m. EST today, November 9, 2022, to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Domestic: 877-269-7756

International: 201-689-7817

Conference ID: 13733113

Webcast: GeoVax Earnings Webcast

A webcast replay of the call will be available via the same link as the live webcast approximately one hour after the end of the call through February 9, 2023. A telephonic replay of the call can be accessed by calling 877-660-6853 (domestic) or 201-612-7415 (international), using access code 13733113. The telephonic replay will be available until November 23, 2022.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing novel therapies and vaccines for cancers and many of the world’s most threatening infectious diseases. The company’s lead program in oncology is a novel oncolytic solid tumor gene-directed therapy, Gedeptin®, presently in a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. GeoVax’s lead infectious disease candidate is GEO-CM04S1, a next-generation COVID-19 vaccine targeting high-risk immunocompromised patient populations. Currently in two Phase 2 clinical trials, GEO-CM04S1 is being evaluated as a single-dose COVID-19 vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized COVID-19 vaccines are insufficient. In addition, GEO-CM04S1 is in a Phase 2 clinical trial evaluating the vaccine as a more robust, durable COVID-19 booster among healthy patients who previously received the mRNA vaccines. GeoVax has a leadership team who has driven significant value creation across multiple life science companies over the past several decades. For more information, visit our website: www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

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Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Media Relations Contact:

Gina Cestari

6 Degrees

917-797-7904

gcestari@6degreespr.com

Investor Relations Contact:

Rich Cockrell

CG Capital

404-736-3838

govx@cg.capital

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Condensed Consolidated Statements of Operations Information
(amounts in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Grant revenue	$-	$30	$82	$221

Operating expenses:
Research and development	2,721	1,224	5,359	2,660
General and administrative	1,249	758	3,364	2,563
	3,970	1,982	8,723	5,223
Loss from operations	(3,970)	(1,952)	(8,641)	(5,002)
Other income (expense), net	2	1	4	175

Net loss	$(3,968)	$(1,951)	$(8,637)	$(4,827)

Loss per common share	$(0.17)	$(0.31)	$(0.63)	$(0.80)

Condensed Consolidated Balance Sheet Information
(amounts in thousands)

	Sep. 30, 2022	Dec. 31, 2021
Assets:
Cash and cash equivalents	$34,677	$11,424
Other current assets	1,460	205
Total current assets	36,137	11,629
Property and other assets, net	2,433	168
Total assets	$38,570	$11,797

Liabilities and stockholders’ equity
Total liabilities	$6,789	$7,435
Stockholders’ equity	31,781	4,362
Total liabilities and stockholders’ equity	$38,570	$11,797

Common shares outstanding	26,334	6,382